Exhibit 99.1

Altria Reports 2025 Fourth-Quarter and Full-Year Results;
Provides 2026 Earnings Guidance

RICHMOND, Va. - January 29, 2026 - Altria Group, Inc. (NYSE: MO) today reports our 2025 fourth-quarter and full-year business results and provides our guidance for 2026 full-year adjusted diluted earnings per share (EPS).

“2025 was a year of continued momentum for Altria, marked by strong financial performance, strategic progress across our smoke-free portfolio, new relationships in support of our long-term growth goals and significant cash returns to shareholders,” said Billy Gifford, Altria’s Chief Executive Officer. “For the full year, we grew adjusted diluted earnings per share by 4.4% and returned $8 billion to shareholders through dividends and share repurchases combined.”

“We expect to deliver 2026 full-year adjusted diluted EPS in a range of $5.56 to $5.72. This range represents a growth rate of 2.5% to 5.5% from a base of $5.42 in 2025.”

Altria Headline Financials [1]

($ in millions, except per share data)	Q4 2025	Change vs. Q4 2024	Full Year 2025	Change vs. Full Year 2024
Net revenues	$5,846	(2.1)%	$23,279	(3.1)%
Revenues net of excise taxes	$5,079	(0.5)%	$20,139	(1.5)%

Reported tax rate	26.2%	35.6 pp	26.0%	8.5 pp
Adjusted tax rate [2]	22.8%	(1.3) pp	23.2%	(1.0) pp

Reported diluted EPS	$0.66	(63.1)%	$4.12	(37.0)%
Adjusted diluted EPS [2]	$1.30	—%	$5.42	4.4%
1 “Adjusted” financial measures presented in this release exclude the impact of special items. See “Basis of Presentation” for more information and see the schedules to this press release for reconciliations to corresponding GAAP measures.
2 Prior period amounts have been recast to conform with current period presentation for amortization expense associated with definite-lived intangible assets (amortization of intangibles) that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures. For more information, see 2026 Full-Year Guidance below.

As previously announced, a conference call with the investment community and news media will be webcast on January 29, 2026 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com/webcasts.
6601 West Broad Street, Richmond VA 23230

Cash Returns to Shareholders
Share Repurchase Program
•In the fourth quarter, we repurchased 4.8 million shares at an average price of $59.56, for a total cost of $288 million. For the full year, we repurchased 17.1 million shares at an average price of $58.50, for a total cost of $1 billion.
•As of December 31, 2025, we had $1 billion remaining under our $2 billion share repurchase program, which expires on December 31, 2026. Share repurchases depend on marketplace conditions and other factors, and the program remains subject to the discretion of our Board of Directors (Board).
Dividends
•We paid dividends of $1.8 billion and $7.0 billion in the fourth quarter and full year, respectively.

Smoke-Free Portfolio Update
•In December 2025, Helix received marketing authorizations from the FDA for on! PLUS products in mint, wintergreen and tobacco, each with 6 milligram and 9 milligram nicotine strengths. The 12 milligram nicotine strength variants remain under FDA review.
•In November 2025, Helix submitted premarket tobacco product applications for on! PLUS products in six additional flavor varieties across three nicotine strengths.

Optimize & Accelerate Initiative
•In October 2024, we announced a multi-phase Optimize & Accelerate initiative (Initiative) designed to modernize our ways of working and accelerate progress toward our Vision and 2028 Enterprise Goals. At that time, we estimated the Initiative’s initial phases would deliver at least $600 million in cumulative cost savings over five years (excluding exit and implementation costs), with plans to reinvest those savings in our business.
•The Initiative is performing in line with our original expectations, and we are pleased with the progress made in the first year. In 2025, we began modernizing our ways of working, which enabled increased speed, efficiency and effectiveness across the organization. We are now adding the final phases of the Initiative and continue to expect to deliver cumulative savings of at least $600 million by the end of 2029.
•The savings estimates exclude estimated pre-tax charges of approximately $175 million, updated from our prior estimate of approximately $125 million. This updated estimate incorporates charges associated with the final phases of the Initiative.

2028 Enterprise Goals
Our 2028 Enterprise Goals and progress through 2025 are listed below.
Corporate
•Deliver a mid-single digits adjusted diluted EPS compounded annual growth rate (CAGR) in 2028 from a $4.871 base in 2022.
◦Through 2025, we delivered a reported diluted EPS CAGR of 8.9% and an adjusted diluted EPS CAGR of 3.6%1 from the 2022 base.
•A progressive dividend goal targeting mid-single digits dividend per share growth annually through 2028.
◦In 2025, we increased our dividend by 3.9%, marking the 60th increase in the past 56 years. Future dividend payments remain subject to the discretion of our Board.
•Target a debt-to-Consolidated EBITDA ratio of approximately 2.0x.
◦At year end, our debt-to-Consolidated Net Earnings ratio was 3.7x and our debt-to-Consolidated EBITDA ratio was 2.0x1.
•Maintain our leadership position in the U.S. tobacco space.
◦On the strength of our companies’ leading core tobacco brands, Marlboro, Copenhagen and Black & Mild, and our innovative oral nicotine portfolio, including on! and on! PLUS, we estimate that we achieved an industry-leading share of the U.S. nicotine space in 2025.

•Maintain a total adjusted operating companies income (OCI) margin of at least 60% in each year through 2028.
◦For 2025, our total reported OCI margin was 51.1% and our total adjusted OCI margin was 62.4%1.
U.S. Smoke-Free Portfolio
•Due to ongoing market disruption caused by e-vapor products that have evaded the regulatory process (illicit), we continue to reassess our smoke-free goals and expect to provide updated goals when we have more clarity on how the legitimate e-vapor market may evolve.
•We remain steadfast in our commitment to our Vision and to building a portfolio of FDA-authorized smoke-free products for adult smokers and ANCs currently using smoke-free products.
Long-Term Growth
•Compete internationally in the top innovative oral tobacco markets and develop a pathway to participate in heated tobacco and e-vapor markets.
◦on! and on! PLUS are competing internationally via e-commerce and at select retail locations in Sweden and the United Kingdom.
◦FUMi is now competing across 40,000 retail locations in seven international markets, supported by a differentiated portfolio with 12 flavor offerings.
•Enter non-nicotine categories with broad commercial distribution of at least five products by 2028.
◦We continue to test a variety of internally- and partner-developed concepts and products to garner consumer and marketplace insights to inform our non-nicotine strategies. Our efforts remain concentrated on products with the potential to enhance energy, focus, stress relief and relaxation.
◦Altria Group Distribution Company is providing certain sales and distribution services to Proper Wild, which achieved broad commercial distribution to over 25,000 stores in 2025.

1 See “Basis of Presentation” for more information on these non-GAAP financial measures. Reconciliations of these non-GAAP financial measures are included in Schedules 14, 15 and 16.

2026 Full-Year Guidance
We expect to deliver 2026 full-year adjusted diluted EPS in a range of $5.56 to $5.72, representing a growth rate of 2.5% to 5.5% from a base of $5.42 in 2025. We expect 2026 adjusted diluted EPS growth to be weighted to the second half of the year, reflecting a progressive increase in cigarette import and export activity over the course of the year.
Our guidance contemplates:
(i) planned investments to support our contract manufacturing capabilities;
(ii) limited impact on combustible and e-vapor product volumes from illicit enforcement efforts; and
(iii) that NJOY ACE does not return to the marketplace in 2026.
Our 2026 full-year adjusted diluted EPS guidance range includes planned investments in support of our Vision, including cost savings generated from our Initiative, such as (i) marketplace activities in support of our smoke-free products and (ii) continued smoke-free product research, development and regulatory preparation expenses.
We expect our 2026 full-year adjusted effective tax rate to be in a range of 22.5% to 23.5%, our 2026 capital expenditures to be between $300 million and $375 million, which includes planned investments to support contract manufacturing capabilities and innovative products, and our 2026 depreciation and amortization expenses to be approximately $225 million.
Our full-year adjusted diluted EPS guidance range and full-year forecast for our adjusted effective tax rate exclude the impact of certain income and expense items that our management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, asset impairment charges, acquisition, disposition and integration-related items, equity investment-related special items, certain income tax items, charges associated with tobacco and health and certain other litigation items, resolutions of certain non-participating manufacturer (NPM) adjustment disputes under the Master Settlement Agreement (NPM Adjustment Items) and amortization of intangibles. Beginning in the first quarter of 2025, we changed our treatment of our amortization of intangibles, which was previously included in our adjusted results, including adjusted net earnings and adjusted diluted EPS, and now treat this expense as a special item and exclude it from our adjusted results. Net revenues generated from these definite-lived intangible assets during the periods presented, if applicable, are included in our adjusted financial measures. See Table 1 below for the income and expense items for the full-year 2025.
Our management cannot estimate on a forward-looking basis the impact of certain income and expense items, including those items noted in the preceding paragraph, on our reported diluted EPS or our effective tax rate because these items, which could be significant, may be unusual or infrequent, are difficult to predict and may be highly variable. As a result, we do not provide a corresponding U.S. generally accepted accounting principles (GAAP) measure for, or reconciliation to, our adjusted diluted EPS guidance or our adjusted effective tax rate forecast.

ALTRIA GROUP, INC.
See “Basis of Presentation” below for an explanation of financial measures and reportable segments discussed in this release.

Financial Performance
Fourth Quarter
•Net revenues decreased 2.1% to $5.8 billion, primarily driven by lower net revenues in the smokeable products segment. Revenues net of excise taxes decreased 0.5% to $5.1 billion.
•Reported diluted EPS decreased 63.1% to $0.66, primarily driven by 2025 non-cash impairment charges in our e-vapor products reportable segment (see “Basis of Presentation” for more information on our reportable segments) and unfavorable income tax items, partially offset by lower costs related to our Initiative.
•Adjusted diluted EPS was unchanged at $1.30, driven by a lower adjusted tax rate and fewer shares outstanding, offset by lower adjusted OCI.
Full Year
•Net revenues decreased 3.1% to $23.3 billion, primarily driven by lower net revenues in the smokeable products segment. Revenues net of excise taxes decreased 1.5% to $20.1 billion.
•Reported diluted EPS decreased 37.0% to $4.12, primarily driven by the 2024 gain on the sale of the IQOS Tobacco Heating System commercialization rights, unfavorable income tax items and lower reported OCI, which includes higher non-cash impairments. These factors were partially offset by fewer shares outstanding and lower change in the fair value of contingent payments associated with the acquisition of NJOY.
•Adjusted diluted EPS increased 4.4% to $5.42, primarily driven by higher adjusted OCI, fewer shares outstanding and a lower adjusted tax rate, partially offset by lower net periodic benefit income, excluding service cost, and higher financing costs.

Table 1 - Altria’s Adjusted Results

	Fourth Quarter			Full Year
	2025	2024	Change	2025	2024	Change
Reported diluted EPS	$0.66	$1.79	(63.1)%	$4.12	$6.54	(37.0)%
NPM Adjustment Items	(0.01)	—		(0.01)	(0.01)
Acquisition and disposition-related items	(0.01)	—		0.04	(1.08)
Asset impairment, exit and implementation costs	0.61	0.03		1.14	0.18
Tobacco and health and certain other litigation items	—	—		0.03	0.04
Amortization of intangibles	0.01	0.01		0.06	0.07
ABI-related special items	0.03	0.02		0.04	—
Cronos-related special items	—	—		—	0.01
Income tax items	0.01	(0.55)		—	(0.56)
Adjusted diluted EPS [1]	$1.30	$1.30	—%	$5.42	$5.19	4.4%
1 Prior period amounts have been recast to conform with current period presentation for amortization of intangibles that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures. For further discussion of our special items, see the 2026 Full-Year Guidance section above.
Note: For details of pre-tax, tax and after-tax amounts, see Schedules 6, 7, 8 and 9.

Special Items
The EPS impact of the following special items is shown in Table 1 and Schedules 6, 7, 8 and 9.
Acquisition and Disposition-Related Items
For the full-year 2025, we recorded net pre-tax expense items of $76 million (or $0.04 per share), including $51 million related to the International Trade Commission’s (ITC) exclusion order and cease-and-desist orders prohibiting the importation and sale of NJOY ACE in the United States. The expenses related to the ITC orders were partially offset by insurance recoveries from insurance contracts associated with the acquisition of NJOY. Also included is a non-cash, pre-tax charge of $25 million related to a change in the fair value of the contingent payments associated with the acquisition of NJOY.
For the full-year 2024, we recorded net pre-tax income of $2.5 billion (or $1.08 per share) of acquisition and disposition-related items, primarily related to a pre-tax gain of $2.7 billion upon the assignment of the IQOS Tobacco Heating System commercialization rights to Philip Morris International Inc. in April 2024, partially offset by pre-tax expenses associated with the acquisition of NJOY, including a pre-tax charge of $140 million related to a change in the fair value of the contingent payments.
Asset Impairment, Exit and Implementation Costs
For the fourth quarter and full-year 2025, we recorded pre-tax charges of $1.3 billion (or $0.61 per share) and $2.2 billion (or $1.14 per share), respectively, primarily due to non-cash impairments of the e-vapor reporting unit goodwill and definite-lived intangible assets in our e-vapor products reportable segment.
In the fourth quarter of 2024, we recorded pre-tax charges of $68 million (or $0.03 per share) for employee separation costs and implementation costs related to our Initiative. For the full-year 2024, we recorded pre-tax charges of $422 million (or $0.18 per share) for a non-cash impairment of the Skoal trademark and employee separation costs and implementation costs related to our Initiative.
Tobacco and Health and Certain Other Litigation Items
For the full-year 2025, we recorded pre-tax charges of $58 million (or $0.03 per share) for tobacco and health and certain other litigation items and related interest costs.
For the full-year 2024, we recorded pre-tax charges of $101 million (or $0.04 per share) for tobacco and health and certain other litigation items and related interest costs.
Amortization of Intangibles
In the fourth quarter and full-year 2025, we recorded pre-tax amortization expenses of definite-lived intangible assets of $20 million (or $0.01 per share) and $132 million (or $0.06 per share), respectively.
In the fourth quarter and full-year 2024, we recorded pre-tax amortization expenses of definite-lived intangible assets of $37 million (or $0.01 per share) and $139 million (or $0.07 per share), respectively.
ABI-Related Special Items
In the fourth quarter and full-year 2025, we recorded net pre-tax losses of $59 million (or $0.03 per share) and $95 million (or $0.04 per share), respectively, for ABI-related special items, primarily related to mark-to-market losses on certain ABI financial instruments associated with its share commitments.
In the fourth quarter of 2024, we recorded net pre-tax expenses of $41 million (or $0.02 per share) for ABI-related special items, primarily related to mark-to-market losses and other activities on certain ABI financial instruments associated with its share commitments.
The ABI-related special items included our respective share of the amounts recorded by ABI and additional adjustments related to (i) the conversion of ABI-related special items from international financial reporting standards to GAAP and (ii) adjustments to our investment required under the equity method of accounting.
Income Tax Items
For the fourth quarter and full-year 2024, we recorded income tax items of $928 million (or $0.55 per share) and $969 million (or $0.56 per share), respectively, primarily related to the reversal of an unrecognized tax benefit resulting in the partial release of a valuation allowance related to our former investment in JUUL Labs, Inc. in connection with an agreement reached in October 2024 with the Internal Revenue Service. The amounts for the full-year 2024 also include the partial release of a valuation allowance in connection with the partial sale of our investment in ABI.

SMOKEABLE PRODUCTS

Revenues and OCI
Fourth Quarter
•Net revenues decreased 2.7%, primarily driven by lower shipment volume and higher promotional investments, partially offset by higher pricing. Revenues net of excise taxes decreased 1.1%.
•Reported OCI increased 0.2%, primarily driven by higher pricing and lower costs related to our Initiative, mostly offset by lower shipment volume, higher promotional investments, higher per unit settlement charges and higher costs.
•Adjusted OCI decreased 2.4%, primarily driven by lower shipment volume, higher promotional investments, higher per unit settlement charges and higher costs, partially offset by higher pricing. Adjusted OCI margins decreased by 0.8 percentage points to 60.4%.
Full Year
•Net revenues decreased 3.4%, primarily driven by lower shipment volume and higher promotional investments, partially offset by higher pricing. Revenues net of excise taxes decreased 1.6%.
•Reported OCI increased 1.5%, primarily driven by higher pricing, lower per unit settlement charges and lower tobacco and health and certain other litigation items, partially offset by lower shipment volume and higher promotional investments.
•Adjusted OCI increased 1.3%, primarily driven by higher pricing and lower per unit settlement charges, partially offset by lower shipment volume and higher promotional investments. Adjusted OCI margins increased by 1.8 percentage points to 63.4%.

Table 2 - Smokeable Products: Revenues and OCI ($ in millions)

	Fourth Quarter			Full Year
	2025	2024	Change	2025	2024	Change
Net revenues	$5,119	$5,263	(2.7)%	$20,485	$21,204	(3.4)%
Excise taxes	(743)	(839)		(3,042)	(3,469)
Revenues net of excise taxes	$4,376	$4,424	(1.1)%	$17,443	$17,735	(1.6)%

Reported OCI	$2,643	$2,638	0.2%	$10,984	$10,821	1.5%
NPM Adjustment Items	(22)	—		(24)	(29)
Asset impairment, exit and implementation costs	11	60		49	60
Tobacco and health and certain other litigation items	11	11		55	70
Adjusted OCI	$2,643	$2,709	(2.4)%	$11,064	$10,922	1.3%
Reported OCI margins [1]	60.4%	59.6%	0.8 pp	63.0%	61.0%	2.0 pp
Adjusted OCI margins [1]	60.4%	61.2%	(0.8) pp	63.4%	61.6%	1.8 pp
1 Reported and adjusted OCI margins are calculated as reported and adjusted OCI, respectively, divided by revenues net of excise taxes.

Shipment Volume
Fourth Quarter
•Smokeable products segment reported domestic cigarette shipment volume decreased 7.9%, primarily driven by the industry’s decline rate (impacted by the continued growth of illicit e-vapor products and discretionary income pressures on ANCs) and trade inventory movements.
•When adjusted for trade inventory movements, smokeable products segment domestic cigarette shipment volume decreased by an estimated 7%.

•When adjusted for trade inventory movements and other factors, total estimated domestic cigarette industry volume decreased by an estimated 6.5%.
•Reported cigar shipment volume increased 4.2%.
Full Year
•Smokeable products segment reported domestic cigarette shipment volume decreased 10.0%, primarily driven by the industry’s decline rate (impacted by the continued growth of illicit e-vapor products and discretionary income pressures on ANCs), retail share losses and calendar differences.
•When adjusted for calendar differences, smokeable products segment domestic cigarette shipment volume decreased by an estimated 9.5%.
•When adjusted for calendar differences, trade inventory movements and other factors, total estimated domestic cigarette industry volume decreased by an estimated 8%.
•Reported cigar shipment volume increased 1.8%.

Table 3 - Smokeable Products: Reported Shipment Volume (sticks in millions)

	Fourth Quarter			Full Year
	2025	2024	Change	2025	2024	Change
Cigarettes:
Marlboro	13,262	15,173	(12.6)%	54,933	62,584	(12.2)%
Other premium	704	789	(10.8)%	2,845	3,186	(10.7)%
Discount	1,324	631	100%+	3,974	2,812	41.3%
Total cigarettes	15,290	16,593	(7.9)%	61,752	68,582	(10.0)%

Cigars:
Black & Mild	448	430	4.2%	1,783	1,750	1.9%
Other	1	1	—%	3	4	(25.0)%
Total cigars	449	431	4.2%	1,786	1,754	1.8%

Total smokeable products	15,739	17,024	(7.5)%	63,538	70,336	(9.7)%
Note: Cigarettes volume includes domestic units sold as well as promotional units but excludes units not considered domestic, which are not material to our smokeable products segment.

Retail Share and Brand Activity
Fourth Quarter
•Marlboro retail share of the total cigarette category was 39.8%, a decrease of 1.5 share points versus the prior year and 0.6 share points sequentially. Marlboro share of the premium segment was 59.2%, a decrease of 0.1 share point versus the prior year and 0.4 share points sequentially.
•The cigarette industry discount retail share was 32.9%, an increase of 2.6 share points versus the prior year and 0.7 share points sequentially, primarily due to continued discretionary income pressures on ANCs.
Full Year
•Marlboro retail share of the total cigarette category was 40.5%, a decrease of 1.2 share points. Marlboro share of the premium segment was 59.4%, an increase of 0.1 share point.
•The cigarette industry discount retail share was 31.8%, an increase of 2.2 share points, primarily due to continued discretionary income pressures on ANCs.

Table 4 - Smokeable Products: Cigarettes Retail Share (percent)

	Fourth Quarter			Full Year
	2025	2024	Percentage point change	2025	2024	Percentage point change
Cigarettes:
Marlboro	39.8%	41.3%	(1.5)	40.5%	41.7%	(1.2)
Other premium	2.2	2.2	—	2.2	2.3	(0.1)
Discount	3.2	1.9	1.3	2.5	1.9	0.6
Total cigarettes	45.2%	45.4%	(0.2)	45.2%	45.9%	(0.7)
Note: Retail share results for cigarettes are based on data from Circana, LLC (Circana) as well as MSAi. Circana maintains a blended retail service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers through the Store Tracking Analytical Reporting System (STARS), as provided by MSAi. This service is not designed to capture sales through other channels, including the internet, direct mail and some tax-advantaged outlets. It is the standard practice of retail services to periodically refresh their retail scan services, which could restate retail share results that were previously released in these services.

ORAL TOBACCO PRODUCTS

Revenues and OCI
Fourth Quarter
•Net revenues increased 2.0%, primarily driven by higher pricing, partially offset by lower shipment volume and a higher percentage of on! shipment volume relative to MST versus the prior year (mix change). Revenues net of excise taxes increased 2.9%.
•Reported OCI decreased 3.3%, primarily driven by higher selling, general and administrative (SG&A) costs, lower shipment volume and mix change, partially offset by higher pricing and lower costs related to our Initiative.
•Adjusted OCI decreased 4.6%, primarily driven by higher SG&A costs, lower shipment volume and mix change, partially offset by higher pricing. Adjusted OCI margins decreased 5.0 percentage points to 64.5%.
Full Year
•Net revenues increased 0.9%, primarily driven by higher pricing, partially offset by lower shipment volume and mix change. Revenues net of excise taxes increased 1.2%.
•Reported OCI increased 26.2%, primarily driven by the 2024 non-cash impairment of the Skoal trademark and higher pricing, partially offset by lower shipment volume, mix change and higher costs.
•Adjusted OCI increased 1.3%, primarily driven by higher pricing, partially offset by lower shipment volume, mix change and higher costs. Adjusted OCI margins increased 0.1 percentage point to 67.9%.

Table 5 - Oral Tobacco Products: Revenues and OCI ($ in millions)

	Fourth Quarter			Full Year
	2025	2024	Change	2025	2024	Change
Net revenues	$706	$692	2.0%	$2,802	$2,776	0.9%
Excise taxes	(24)	(29)		(98)	(105)
Revenues net of excise taxes	$682	$663	2.9%	$2,704	$2,671	1.2%

Reported OCI	$438	$453	(3.3)%	$1,828	$1,449	26.2%
Asset impairment, exit and implementation costs	2	8		7	362
Adjusted OCI	$440	$461	(4.6)%	$1,835	$1,811	1.3%
Reported OCI margins [1]	64.2%	68.3%	(4.1) pp	67.6%	54.2%	13.4 pp
Adjusted OCI margins [1]	64.5%	69.5%	(5.0) pp	67.9%	67.8%	0.1 pp
1 Reported and adjusted OCI margins are calculated as reported and adjusted OCI, respectively, divided by revenues net of excise taxes.

Shipment Volume
Beginning in the first quarter of 2025, our estimated oral tobacco industry volume has been updated for the current and comparable periods to include synthetic oral nicotine pouch products.
Fourth Quarter
•Oral tobacco products segment reported domestic shipment volume decreased 6.3%, primarily driven by retail share losses and trade inventory movements, partially offset by the industry’s growth rate, calendar differences and other factors. When adjusted for trade inventory movements and calendar differences, oral tobacco products segment shipment volume decreased by an estimated 6%.
Full Year
•Oral tobacco products segment reported domestic shipment volume decreased 5.5%, primarily driven by retail share losses, calendar differences and other factors, partially offset by the industry’s growth rate and trade inventory movements. When adjusted for calendar differences and trade inventory movements, oral tobacco products segment shipment volume decreased by an estimated 4.5%.

•Total oral industry volume increased by an estimated 14% for the six months ended December 31, 2025, primarily driven by growth in oral nicotine pouches, partially offset by declines in MST volumes.

Table 6 - Oral Tobacco Products: Reported Shipment Volume (cans in millions)

	Fourth Quarter			Full Year
	2025	2024	Change	2025	2024	Change
Copenhagen	88.4	97.1	(9.0)%	362.8	401.5	(9.6)%
Skoal	31.3	35.4	(11.6)%	127.9	147.0	(13.0)%
on!	44.2	43.9	0.7%	177.8	160.3	10.9%
Other	16.3	15.9	2.5%	63.9	65.9	(3.0)%
Total oral tobacco products	180.2	192.3	(6.3)%	732.4	774.7	(5.5)%
Note: Volume includes cans sold, as well as promotional units, but excludes non-domestic volume, which is currently not material to our oral tobacco products segment. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. To calculate volumes of cans shipped, one can of oral nicotine pouches, irrespective of the number of pouches in the can, is assumed to be equivalent to one can of MST.

Retail Share and Brand Activity
Beginning in the first quarter of 2025, our reported oral tobacco products segment retail share performance data has been updated for the current and comparable periods to include synthetic oral nicotine pouch products. Additionally, in the fourth quarter of 2025, Circana refreshed its retail scan data to account for a retailer data revision that impacted on! and total oral tobacco products retail share data for the second and third quarters of 2025. Restated share results are summarized in Schedule 13.

Fourth Quarter
•Total U.S. oral tobacco category share for on! nicotine pouches was 7.7%, a decrease of 1.0 share point versus the prior year and 0.6 share points sequentially.
•The U.S. nicotine pouch category grew to 56.9% of the U.S. oral tobacco category, an increase of 10.4 share points versus the prior year. In addition, on!’s share of the nicotine pouch category was 13.4%, a decrease of 5.3 share points versus the prior year.
Full Year
•Total U.S. oral tobacco category share for on! nicotine pouches was 8.2%, an increase of 0.1 share point versus the prior year.
•The U.S. nicotine pouch category grew to 53.3% of the U.S. oral tobacco category, an increase of 10.0 share points versus the prior year. In addition, on!’s share of the nicotine pouch category was 15.4%, a decrease of 3.4 share points versus the prior year.

Table 7 - Oral Tobacco Products: Retail Share (percent)

	Fourth Quarter			Full Year
	2025	2024	Percentage point change	2025	2024	Percentage point change
Copenhagen	14.2%	17.8%	(3.6)	15.4%	19.0%	(3.6)
Skoal	5.5	7.0	(1.5)	5.9	7.5	(1.6)
on!	7.7	8.7	(1.0)	8.2	8.1	0.1
Other	2.2	2.6	(0.4)	2.4	2.7	(0.3)
Total oral tobacco products	29.6%	36.1%	(6.5)	31.9%	37.3%	(5.4)
Note: Our oral tobacco products segment’s retail share results exclude non-domestic volume, which is currently not material to our oral tobacco products segment. Retail share results for oral tobacco products are based on data from Circana, a tracking service that uses a sample of stores to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes on the number of cans sold. Oral tobacco products are defined by Circana as domestic oral products, in the form of MST and oral nicotine pouch products (inclusive of tobacco-derived and synthetic oral nicotine products). New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. For example one can of oral nicotine pouches, irrespective of the number of pouches in the can, is assumed to be equivalent to one can of MST. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is the standard practice of retail services to periodically refresh their retail scan services, which could restate retail share results that were previously released in these services.

Altria’s Profile
We have a leading portfolio of tobacco products for U.S. tobacco consumers age 21+. We are Moving Beyond Smoking®, by responsibly transitioning adult smokers to a smoke-free future, competing vigorously for existing smoke-free adult nicotine consumers (ANC) and exploring new growth opportunities — beyond the United States and beyond nicotine (Vision). To achieve our Vision, we will pursue initiatives designed to promote the long-term welfare of our company, our stakeholders, society at large and the environment.
Our wholly owned subsidiaries include leading manufacturers of both combustible and smoke-free products. In combustibles, we own Philip Morris USA Inc. (PM USA), the most profitable U.S. cigarette manufacturer, and John Middleton Co. (Middleton), a leading U.S. cigar manufacturer. Our smoke-free portfolio includes ownership of U.S. Smokeless Tobacco Company LLC (USSTC), the leading global moist smokeless tobacco (MST) manufacturer, Helix Innovations LLC (Helix), a leading manufacturer of oral nicotine pouches, and NJOY, LLC (NJOY), an e-vapor manufacturer with products covered by marketing granted orders from the U.S. Food and Drug Administration (FDA).
Additionally, we have a majority-owned joint venture, Horizon Innovations LLC (Horizon), for the U.S. marketing and commercialization of heated tobacco stick products.
Our equity investments include Anheuser-Busch InBev SA/NV (ABI), the world’s largest brewer, and Cronos Group Inc. (Cronos), a leading Canadian cannabinoid company.
The brand portfolios of our operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, on!® and NJOY®. Trademarks related to Altria referenced in this release are the property of Altria or our subsidiaries or are used with permission.
Learn more about Altria at www.altria.com and follow us on X, Facebook and LinkedIn.

Basis of Presentation
We report our financial results in accordance with GAAP. Our management reviews OCI, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, our segments. Our management also reviews certain financial results, including OCI, OCI margins and diluted EPS, on an adjusted basis, which excludes certain income and expense items, including those items noted under “2026 Full-Year Guidance.” In addition, our management reviews the ratio of debt-to-Consolidated EBITDA, which we use as a factor to determine our ability to access the capital markets and make investments in pursuit of our Vision. Consolidated EBITDA is calculated in accordance with our credit agreement and contains adjustments. Our management does not view any of these special items to be part of our underlying results as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results. Our management also reviews income tax rates on an adjusted basis. Our adjusted effective tax rate may exclude certain income tax items from our reported effective tax rate. Our management believes that adjusted financial measures provide useful additional insight into underlying business trends and results, and provide a more meaningful comparison of year-over-year results. Our management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating capital and other resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not required by, or calculated in accordance with, GAAP and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. We provide reconciliations of historical adjusted financial measures to corresponding GAAP measures in this release.
We use the equity method of accounting for our investments in ABI and Cronos and report our share of ABI’s and Cronos’s results using a one-quarter lag because ABI’s and Cronos’s results are not available in time for us to record them in the concurrent period. The one-quarter reporting lag for ABI and Cronos does not affect our cash flows.
Our reportable segments are (i) smokeable products, consisting of combustible cigarettes and machine-made large cigars, (ii) oral tobacco products, consisting of MST and oral nicotine pouches, and (iii) e-vapor products, consisting of our NJOY business. For the year ended December 31, 2025, we concluded that our e‑vapor products operating segment met the quantitative threshold for presentation as a reportable segment in accordance with GAAP as a result of the non‑cash impairments of e-vapor reporting unit goodwill and related definite-lived intangible assets recorded in 2025. As a result, we presented e-vapor products as a reportable segment (previously in our all other category) and recast segment information for comparative periods. Our all other category included Horizon, Helix International and other business activities, which primarily consists of research and development expense related to certain new product platforms and technologies. Comparisons are to the corresponding prior-year period unless otherwise stated.

Forward-Looking and Cautionary Statements
This release contains projections of future results and other forward-looking statements that are subject to a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that could cause actual results to differ materially from those contained in the forward-looking statements included in this release are described in our publicly filed reports, including our Annual Report on Form 10-K for the year ended December 31, 2024 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025. These factors and risks include the following:
▪our inability to anticipate and respond to changes in adult nicotine consumer preferences and purchase behavior;
▪our inability to compete effectively;
▪the growth of the e-vapor category, including illicit disposable e-vapor products, which contributes to reductions in domestic cigarette consumption levels and shipment volume;
▪the impact of illicit trade in nicotine products and the sale of products designed to avoid the regulatory framework for nicotine products, each of which contribute to reductions in the consumption levels and shipment volumes of our businesses’ products;
▪our failure to develop and commercialize innovative products, including nicotine products that may reduce health risks relative to other nicotine products and appeal to adult nicotine consumers;
▪changes, including in macroeconomic and geopolitical conditions (including inflation and tariffs), that result in shifts in ANC disposable income and purchasing behavior, including choosing lower-priced and discount brands or products, and reductions in shipment volumes;
▪unfavorable outcomes with respect to litigation proceedings or any governmental investigations, including significant monetary and non-monetary remedies and importation bans;
▪the risks associated with significant federal, state and local government actions, including FDA regulatory actions and inaction, and various private sector actions;
▪the risk that regulators, including the FDA, and courts may interpret laws, rules and regulations applicable to our operating companies’ products differently than we do;
▪increases in nicotine product-related taxes;
▪our failure to complete or manage successfully strategic relationships or transactions, including acquisitions, dispositions, joint ventures, commercial relationships and investments in third parties, or realize the anticipated benefits of such transactions;
▪significant changes in price, availability or quality of tobacco, other raw materials or component parts, including as a result of changes in macroeconomic, climate and geopolitical conditions;
▪our reliance on a few significant facilities and a small number of key suppliers, distributors and distribution chain service providers and the risks associated with an extended disruption at a facility or in service by a supplier, distributor or distribution chain service provider;
▪the risk that we may be required to write down goodwill and intangible assets, including trademarks and other intellectual property, due to impairment;
▪the risks associated with our Initiative, including risks relating to business continuity, our internal control over financial reporting and audit procedures and our ability to recognize the expected efficiencies;
▪the risk that we could decide, or be required, to recall products;
▪the various risks related to health epidemics and pandemics and the measures that international, federal, state and local governments, agencies, law enforcement and health authorities implement to address them;
▪our inability to attract and retain a highly skilled workforce due to the decreasing social acceptance of tobacco usage, tobacco control actions and other factors;
▪the risks associated with the various U.S. and foreign laws and regulations to which we are subject due to our international business operations;

▪the risks concerning a challenge to our tax positions, an increase in the income tax rate or other changes to federal or state tax laws;
▪the risks associated with legal and regulatory requirements related to climate change and other environmental sustainability matters;
▪disruption and uncertainty in the credit and capital markets, including risk of losing access to these markets;
▪a downgrade or potential downgrade of our credit ratings;
▪the impact of heightened focus by investors and other stakeholders on our performance relating to corporate responsibility matters;
▪the failure of our, or our key service providers’ or key suppliers’, information systems to function as intended, or cyber-attacks or security breaches affecting us or our key service providers or key suppliers;
▪our failure, or the failure of our key service providers or key suppliers, to comply with laws related to personal data protection, privacy, artificial intelligence and information security;
▪the risk that the expected benefits of our investment in ABI may not materialize in the expected manner or timeframe or at all; and
▪the risks associated with our investment in Cronos, including legal, regulatory and reputational risks and the risk that the expected benefits of the transaction may not materialize in the expected manner or timeframe or at all.
You should understand that it is not possible to predict or identify all factors and risks. Consequently, you should not consider the foregoing list to be complete. We do not undertake to update any forward-looking statement that we may make from time to time except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.	Altria Client Services	Altria Client Services
Mac Livingston, Vice President of Investor Relations	Investor Relations	Media Relations
Richard.M.Livingston@altria.com	804-484-8222	804-484-8897
www.altria.com/contact-us/media

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	2025	2024	% Change

Net revenues	$5,846	$5,974	(2.1)%
Cost of sales [1]	1,448	1,502
Excise taxes on products [1]	767	868
Gross profit	3,631	3,604	0.7%
Marketing, administration and research costs	618	601
Asset impairment and exit costs	975	35
Impairment of goodwill	285	—
Operating companies income	1,753	2,968	(40.9)%
Amortization of intangibles	20	37
General corporate expenses	82	49
Operating income	1,651	2,882	(42.7)%
Interest and other debt expense, net	264	255
Net periodic benefit income, excluding service cost	(14)	(28)
(Income) losses from investments in equity securities [1]	(112)	(122)
Earnings before income taxes	1,513	2,777	(45.5)%
Provision (benefit) for income taxes	396	(262)
Net earnings	$1,117	$3,039	(63.2)%

Per share data:
Diluted earnings per share	$0.66	$1.79	(63.1)%

Weighted-average diluted shares outstanding	1,677	1,694	(1.0)%

[1] Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and (income) losses from investments in equity securities is shown in Schedule 5.

					Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended December 31,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Oral Tobacco Products	E-Vapor Products	All Other	Total
2025	$5,119	$706	$21	$—	$5,846
2024	5,263	692	22	(3)	5,974
% Change	(2.7)%	2.0%	(4.5)%	100.0%	(2.1)%

Reconciliation:
For the quarter ended December 31, 2024	$5,263	$692	$22	$(3)	$5,974
Acquisition and disposition-related items - 2025	—	—	19	—	19
Operations	(144)	14	(20)	3	(147)
For the quarter ended December 31, 2025	$5,119	$706	$21	$—	$5,846

	Operating Companies Income (Loss)
	Smokeable Products	Oral Tobacco Products	E-Vapor Products	All Other	Total
2025	$2,643	$438	$(1,259)	$(69)	$1,753
2024	2,638	453	(58)	(65)	2,968
% Change	0.2%	(3.3)%	(100%+)	(6.2)%	(40.9)%

Reconciliation:
For the quarter ended December 31, 2024	$2,638	$453	$(58)	$(65)	$2,968

Asset impairment, exit and implementation costs - 2024	60	8	—	—	68
Tobacco and health and certain other litigation items - 2024	11	—	—	—	11
	71	8	—	—	79

NPM Adjustment Items - 2025	22	—	—	—	22
Acquisition and disposition-related items - 2025	—	—	19	—	19
Asset impairment, exit and implementation costs - 2025	(11)	(2)	(1,255)	—	(1,268)
Tobacco and health and certain other litigation items - 2025	(11)	—	—	—	(11)
	—	(2)	(1,236)	—	(1,238)
Operations	(66)	(21)	35	(4)	(56)
For the quarter ended December 31, 2025	$2,643	$438	$(1,259)	$(69)	$1,753

			Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Years Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	2025	2024	% Change

Net revenues	$23,279	$24,018	(3.1)%
Cost of sales [1]	5,597	6,077
Excise taxes on products [1]	3,140	3,574
Gross profit	14,542	14,367	1.2%
Marketing, administration and research costs	2,120	2,122
Asset impairment and exit costs	978	389
Impairment of goodwill	1,158	—
Operating companies income	10,286	11,856	(13.2)%
Amortization of intangibles	132	139
General corporate expenses	255	476
Operating income	9,899	11,241	(11.9)%
Interest and other debt expense, net	1,079	1,037
Net periodic benefit income, excluding service cost	(59)	(102)
(Income) losses from investments in equity securities [1]	(510)	(652)
Gain on the sale of IQOS System commercialization rights	—	(2,700)
Earnings before income taxes	9,389	13,658	(31.3)%
Provision for income taxes	2,442	2,394
Net earnings	$6,947	$11,264	(38.3)%

Per share data[2]:
Diluted earnings per share	$4.12	$6.54	(37.0)%

Weighted-average diluted shares outstanding	1,683	1,718	(2.0)%

[1] Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and (income) losses from investments in equity securities is shown in Schedule 5.

[2] Diluted earnings per share are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

					Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Years Ended December 31,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Oral Tobacco Products	E-Vapor Products	All Other	Total
2025	$20,485	$2,802	$(13)	$5	$23,279
2024	21,204	2,776	40	(2)	24,018
% Change	(3.4)%	0.9%	(100%+)	100%+	(3.1)%

Reconciliation:
For the year ended December 31, 2024	$21,204	$2,776	$40	$(2)	$24,018
Acquisition and disposition-related items - 2025	—	—	(23)	—	(23)
Operations	(719)	26	(30)	7	(716)
For the year ended December 31, 2025	$20,485	$2,802	$(13)	$5	$23,279

	Operating Companies Income (Loss)
	Smokeable Products	Oral Tobacco Products	E-Vapor Products	All Other	Total
2025	$10,984	$1,828	$(2,297)	$(229)	$10,286
2024	10,821	1,449	(171)	(243)	11,856
% Change	1.5%	26.2%	(100%+)	(5.8)%	(13.2)%

Reconciliation:
For the year ended December 31, 2024	$10,821	$1,449	$(171)	$(243)	$11,856

NPM Adjustment Items - 2024	(29)	—	—	—	(29)
Asset impairment, exit and implementation costs - 2024	60	362	—	—	422
Tobacco and health and certain other litigation items - 2024	70	—	—	—	70
	101	362	—	—	463

NPM Adjustment Items - 2025	24	—	—	—	24
Acquisition and disposition-related items - 2025	—	—	(67)	—	(67)
Asset impairment, exit and implementation costs - 2025	(49)	(7)	(2,128)	—	(2,184)
Tobacco and health and certain other litigation items - 2025	(55)	—	—	—	(55)
	(80)	(7)	(2,195)	—	(2,282)
Operations	142	24	69	14	249
For the year ended December 31, 2025	$10,984	$1,828	$(2,297)	$(229)	$10,286

Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended December 31,		For the Years Ended December 31,
	2025	2024	2025	2024
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$743	$839	$3,042	$3,469
Oral tobacco products	24	29	98	105
	$767	$868	$3,140	$3,574

The segment detail of charges for resolution expenses related to state settlement agreements included in cost of sales is as follows:

Smokeable products	$750	$806	$3,028	$3,460
Oral tobacco products	—	—	—	8
	$750	$806	$3,028	$3,468

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$61	$59	$245	$249
Oral tobacco products	1	1	5	5
	$62	$60	$250	$254

The detail of (income) losses from investments in equity securities is as follows:

ABI	$(102)	$(118)	$(498)	$(673)
Cronos	(10)	(4)	(12)	21
	$(112)	$(122)	$(510)	$(652)

		Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share
For the Quarters Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2025 Net Earnings	$1,117	$0.66
2024 Net Earnings	$3,039	$1.79
% Change	(63.2)%	(63.1)%

Reconciliation:
2024 Net Earnings	$3,039	$1.79

2024 Acquisition and disposition-related items	(13)	—
2024 Asset impairment, exit and implementation costs	51	0.03
2024 Tobacco and health and certain other litigation items	8	—
2024 Amortization of intangibles	30	0.01
2024 ABI-related special items	32	0.02
2024 Cronos-related special items	(5)	—
2024 Income tax items	(928)	(0.55)
Subtotal 2024 special items [1]	(825)	(0.49)

2025 NPM Adjustment Items	13	0.01
2025 Acquisition and disposition-related items	14	0.01
2025 Asset impairment, exit and implementation costs	(1,015)	(0.61)
2025 Tobacco and health and certain other litigation items	(7)	—
2025 Amortization of intangibles	(18)	(0.01)
2025 ABI-related special items	(47)	(0.03)
2025 Cronos-related special items	7	—
2025 Income tax items	(12)	(0.01)
Subtotal 2025 special items	(1,065)	(0.64)

Fewer shares outstanding	—	0.01
Change in tax rate	38	0.02
Operations	(70)	(0.03)
2025 Net Earnings	$1,117	$0.66

[1] Prior period amounts have been recast to conform with current period presentation for amortization of intangibles that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.

				Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Quarters Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision (benefit) for Income Taxes	Net Earnings	Diluted EPS
2025 Reported	$1,513	$396	$1,117	$0.66
NPM Adjustment Items	(18)	(5)	(13)	(0.01)
Acquisition and disposition-related items	(20)	(6)	(14)	(0.01)
Asset impairment, exit and implementation costs	1,268	253	1,015	0.61
Tobacco and health and certain other litigation items	10	3	7	—
Amortization of intangibles	20	2	18	0.01
ABI-related special items	59	12	47	0.03
Cronos-related special items	(7)	—	(7)	—
Income tax items	—	(12)	12	0.01
2025 Adjusted for Special Items	$2,825	$643	$2,182	$1.30

2024 Reported	$2,777	$(262)	$3,039	$1.79
Acquisition and disposition-related items	(14)	(1)	(13)	—
Asset impairment, exit and implementation costs	68	17	51	0.03
Tobacco and health and certain other litigation items	11	3	8	—
Amortization of intangibles	37	7	30	0.01
ABI-related special items	41	9	32	0.02
Cronos-related special items	(4)	1	(5)	—
Income tax items	—	928	(928)	(0.55)
2024 Adjusted for Special Items [1]	$2,916	$702	$2,214	$1.30

2025 Reported Net Earnings and Reported Diluted EPS			$1,117	$0.66
2024 Reported Net Earnings and Reported Diluted EPS			$3,039	$1.79
% Change			(63.2)%	(63.1)%

2025 Adjusted Net Earnings and Adjusted Diluted EPS			$2,182	$1.30
2024 Adjusted Net Earnings and Adjusted Diluted EPS			$2,214	$1.30
% Change			(1.4)%	—%

[1] Prior period amounts have been recast to conform with current period presentation for amortization of intangibles that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.

		Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share
For the Years Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS[1]
2025 Net Earnings	$6,947	$4.12
2024 Net Earnings	11,264	$6.54
% Change	(38.3)%	(37.0)%

Reconciliation:
2024 Net Earnings	$11,264	$6.54

2024 NPM Adjustment Items	(20)	(0.01)
2024 Acquisition and disposition-related items	(1,862)	(1.08)
2024 Asset impairment, exit and implementation costs	315	0.18
2024 Tobacco and health and certain other litigation items	76	0.04
2024 Amortization of intangibles	115	0.07
2024 ABI-related special items	2	—
2024 Cronos-related special items	15	0.01
2024 Income tax items	(969)	(0.56)
Subtotal 2024 special items[2]	(2,328)	(1.35)

2025 NPM Adjustment Items	15	0.01
2025 Acquisition and disposition-related items	(66)	(0.04)
2025 Asset impairment, exit and implementation costs	(1,921)	(1.14)
2025 Tobacco and health and certain other litigation items	(44)	(0.03)
2025 Amortization of intangibles	(110)	(0.06)
2025 ABI-related special items	(75)	(0.04)
2025 Cronos-related special items	5	—
2025 Income tax items	(5)	—
Subtotal 2025 special items	(2,201)	(1.30)

Fewer shares outstanding	—	0.11
Change in tax rate	119	0.07
Operations	93	0.05
2025 Net Earnings	$6,947	$4.12

[1] Diluted earnings per share are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.
[2] Prior period amounts have been recast to conform with current period presentation for amortization of intangibles that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.

each period.

				Schedule 9
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Years Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Diluted EPS[1]
2025 Reported	$9,389	$2,442	$6,947	$4.12
NPM Adjustment Items	(20)	(5)	(15)	(0.01)
Acquisition and disposition-related items	76	10	66	0.04
Asset impairment, exit and implementation costs	2,184	263	1,921	1.14
Tobacco and health and certain other litigation items	58	14	44	0.03
Amortization of intangibles	132	22	110	0.06
ABI-related special items	95	20	75	0.04
Cronos-related special items	(5)	—	(5)	—
Income tax items	—	(5)	5	—
2025 Adjusted for Special Items	$11,909	$2,761	$9,148	$5.42

2024 Reported	13,658	2,394	11,264	6.54
NPM Adjustment Items	(27)	(7)	(20)	(0.01)
Acquisition and disposition-related items	(2,527)	(665)	(1,862)	(1.08)
Asset impairment, exit and implementation costs	422	107	315	0.18
Tobacco and health and certain other litigation items	101	25	76	0.04
Amortization of intangibles	139	24	115	0.07
ABI-related special items	2	—	2	—
Cronos-related special items	18	3	15	0.01
Income tax items	—	969	(969)	(0.56)
2024 Adjusted for Special Items[2]	$11,786	$2,850	$8,936	$5.19

2025 Reported Net Earnings and Reported Diluted EPS			$6,947	$4.12
2024 Reported Net Earnings and Reported Diluted EPS			$11,264	$6.54
% Change			(38.3)%	(37.0)%

2025 Adjusted Net Earnings and Adjusted Diluted EPS			$9,148	$5.42
2024 Adjusted Net Earnings and Adjusted Diluted EPS			$8,936	$5.19
% Change			2.4%	4.4%

[1] Diluted earnings per share are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.
[2] Prior period amounts have been recast to conform with current period presentation for amortization of intangibles that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.

		Schedule 10
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	December 31, 2025	December 31, 2024
Assets
Cash and cash equivalents	$4,474	$3,127
Inventories	1,070	1,080
Other current assets	388	306
Property, plant and equipment, net	1,710	1,617
Goodwill and other intangible assets, net	17,663	19,918
Investments in equity securities	8,617	8,195
Other long-term assets	1,095	934
Total assets	$35,017	$35,177

Liabilities and Stockholders’ Equity (Deficit)
Current portion of long-term debt	$1,569	$1,527
Accrued settlement charges	2,178	2,354
Other current liabilities	5,407	4,900
Long-term debt	24,140	23,399
Deferred income taxes	3,370	3,749
Accrued pension costs	122	136
Accrued postretirement health care costs	939	935
Other long-term liabilities	744	365
Total liabilities	38,469	37,365
Total stockholders’ equity (deficit) attributable to Altria	(3,502)	(2,238)
Noncontrolling interest	50	50
Total liabilities and stockholders’ equity (deficit)	$35,017	$35,177

Total debt	$25,709	$24,926

									Schedule 11
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Quarters Ended December 31,
(dollars in millions)
(Unaudited)

	Net Revenues	Cost of Sales	Marketing, administration and research costs	Impairment of goodwill	Amortization of intangibles	Asset impairment and exit costs	General corporate expenses	Interest and other debt (income) expense, net	(Income) losses from investments in equity securities
2025 Special Items - (Income) Expense
NPM Adjustment Items	$—	$(22)	$—	$—	$—	$—	$—	$4	$—
Acquisition and disposition-related items	(19)	—	—	—	—	—	(1)	—	—
Asset impairment, exit and implementation costs	—	—	8	285	—	975	—	—	—
Tobacco and health and certain other litigation items	—	—	11	—	—	—	—	(1)	—
Amortization of intangibles	—	—	—	—	20	—	—	—	—
ABI-related special items	—	—	—	—	—	—	—	—	59
Cronos-related special items	—	—	—	—	—	—	—	—	(7)

2024 Special Items - (Income) Expense [1]
Acquisition and disposition-related items	—	—	—	—	—	—	(14)	—	—
Asset impairment, exit and implementation costs	—	—	33	—	—	35	—	—	—
Tobacco and health and certain other litigation items	—	—	11	—	—	—	—	—	—
Amortization of intangibles	—	—	—	—	37	—	—	—	—
ABI-related special items	—	—	—	—	—	—	—	—	41
Cronos-related special items	—	—	—	—	—	—	—	—	(4)

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in Altria’s consolidated statements of earnings. This schedule is not intended to provide, or reconcile, non-GAAP financial measures.
1 Prior period amounts have been recast to conform with current period presentation for amortization of intangibles that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.

										Schedule 12
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Years Ended December 31,
(dollars in millions)
(Unaudited)
	Net Revenues	Cost of Sales	Marketing, administration and research costs	Amortization of intangibles	Asset impairment and exit costs	Impairment of goodwill	General corporate expenses	Interest and other debt (income) expense, net	(Income) losses from investments in equity securities	Gain on the sale of IQOS System commerciali-zation rights
2025 Special Items - (Income) Expense
NPM Adjustment Items	$—	$(24)	$—	$—	$—	$—	$—	$4	$—	$—
Acquisition and disposition-related items	23	44	—	—	—	—	9	—	—	—
Asset impairment, exit and implementation costs	—	—	48	—	978	1,158	—	—	—	—
Tobacco and health and certain other litigation items	—	—	55	—	—	—	—	3	—	—
Amortization of intangibles	—	—	—	132	—	—	—	—	—	—
ABI-related special items	—	—	—	—	—	—	(1)	—	96	—
Cronos-related special items	—	—	—	—	—	—	—	—	(5)	—

2024 Special Items - (Income) Expense [1]
NPM Adjustment Items	$—	$(29)	$—	$—	$—	$—	$—	$2	$—	$—
Acquisition and disposition-related items	—	—	—	—	—	—	173	—	—	(2,700)
Asset impairment, exit and implementation costs	—	—	33	—	389	—	—	—	—	—
Tobacco and health and certain other litigation items	—	—	70	—	—	—	30	1	—	—
Amortization of intangibles	—	—	—	139	—	—	—	—	—	—
ABI-related special items	—	—	—	—	—	—	59	3	(60)	—
Cronos-related special items	—	—	—	—	—	—	—	—	18	—
Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in Altria’s consolidated statements of earnings. This schedule is not intended to provide, or reconcile, non-GAAP financial measures.
1 Prior period amounts have been recast to conform with current period presentation for amortization of intangibles that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.

		Schedule 13
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Retail Share Data
(Unaudited)

Retail share results for oral tobacco products are based on data from Circana, a tracking service that uses a sample of stores to project market share and depict share trends. In the fourth quarter of 2025, Circana refreshed its retail scan data to account for a retailer data revision that impacted on! and total oral tobacco products retail share data for the second and third quarters of 2025. It is the standard practice of retail services to periodically refresh their retail scan services, which could restate retail share results that were previously released in these services. This update impacted previously reported retail share performance for on! and total oral tobacco products. Restated share results are summarized below.

Retail Share (percent)
	For the Three Months Ended
	9/30/2025	6/30/2025
on!	8.3	8.4
Total oral tobacco products	30.9%	32.9%

Retail Share (percent)
	For the Nine Months Ended	For the Six Months Ended
	9/30/2025	6/30/2025
on!	8.4	8.5
Total oral tobacco products	32.8%	33.8%

Schedule 14
ALTRIA GROUP, INC.
and Subsidiaries
Calculation of Total Debt to Consolidated EBITDA and Net Debt to Consolidated EBITDA Ratios
For the Twelve Months Ended December 31, 2025 [1]
(dollars in millions)
(Unaudited)

Total
Consolidated Net Earnings	$6,947
Interest and other debt expense, net	1,079
Provision for income taxes	2,442
Depreciation and amortization	266
EBITDA [2]	10,734
(Income) loss from investments in equity securities and noncontrolling interest, net	(510)
Dividends from less than 50% owned affiliates	208
Fair value adjustment for NJOY Transaction contingent payments	25
Impairment of goodwill	1,158
Asset impairment and exit costs	978
Consolidated EBITDA [3]	$12,593

Current portion of long-term debt	$1,569
Long-term debt	24,140
Total Debt [4]	25,709
Cash and cash equivalents [5]	4,474
Net Debt [6]	$21,235

Ratios:
Total Debt / Consolidated Net Earnings	3.7
Total Debt / Consolidated EBITDA	2.0
Net Debt / Consolidated EBITDA	1.7

[1] Calculated as of the end of the applicable quarter on a rolling four quarters basis.

[2] Reflects earnings before interest, taxes, depreciation and amortization (“EBITDA”).

[3] Reflects the term “Consolidated EBITDA” as defined in Altria’s revolving credit agreement.

[4] Reflects total debt as presented on Altria’s Consolidated Balance Sheet at December 31, 2025. See Schedule 10.

[5] Reflects cash and cash equivalents as presented on Altria’s Consolidated Balance Sheet at December 31, 2025. See Schedule 10.

[6] Reflects total debt, less cash and cash equivalents at December 31, 2025.

					Schedule 15
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of Reported OCI to Adjusted OCI
For the Year Ended December 31, 2025
(dollars in millions)
(Unaudited)

	Smokeable Products	Oral Tobacco Products	E-Vapor Products	All Other	Total
Net revenues	$20,485	$2,802	$(13)	$5	$23,279
Excise taxes	(3,042)	(98)	—	—	(3,140)
Revenues net of excise taxes	$17,443	$2,704	$(13)	$5	$20,139

Reported operating companies income (OCI)	$10,984	$1,828	$(2,297)	$(229)	$10,286
NPM Adjustment Items	(24)	—	—	—	(24)
Acquisition and disposition-related items	—	—	67	—	67
Asset impairment, exit and implementation costs	49	7	2,128	—	2,184
Tobacco and health and certain other litigation items	55	—	—	—	55
Adjusted OCI	$11,064	$1,835	$(102)	$(229)	$12,568
Reported OCI margins [1]	63.0%	67.6%	(100%+)	(100%+)	51.1%
Adjusted OCI margins [1]	63.4%	67.9%	(100%+)	(100%+)	62.4%
1 Reported and adjusted OCI margins are calculated as reported and adjusted OCI, respectively, divided by revenues net of excise taxes.

			Schedule 16
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS
For the Years Ended December 31, 2025 and 2022
(Unaudited)

	For the Years Ended December 31,		Compounded Annual Growth Rate
	2025	2022
Reported diluted EPS	$4.12	$3.19	8.9%
NPM Adjustment Items	(0.01)	(0.03)
Acquisition and disposition-related items	0.04	—
Asset impairment, exit and implementation costs	1.14	—
Tobacco and health and certain other litigation items	0.03	0.05
Amortization of intangibles [1]	0.06	0.03
JUUL changes in fair value	—	0.81
ABI-related special items	0.04	1.12
Cronos-related special items	—	0.10
Income tax items	—	(0.40)
Adjusted diluted EPS	$5.42	$4.87	3.6%
1 Prior period amounts have been recast to conform with current period presentation for amortization of intangibles that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.